Exhibit 10.24

*Portions of this exhibit are considered confidential by the registrant and have been omitted from filing and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

RENTRAK CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“RSU Award Agreement”), effective as of March 24, 2010 (the “Grant Date”), is made by and between RENTRAK CORPORATION, an Oregon corporation (“Corporation”), and AMIR YAZDANI (“Employee”).

RECITALS

A. Corporation has adopted the Amended and Restated 2005 Stock Incentive Plan of Rentrak Corporation (the “Plan”).

B. The Committee appointed to administer the Plan has determined that it would be to the advantage and best interest of Corporation and its shareholders to grant the award of Restricted Stock Units provided for in this Agreement (“RSU Award”) to Employee as an inducement to remain in the service of Corporation and as an incentive for increased efforts during such service.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 “Change in Control Transaction” means the first occurrence of any of the following:

(a) Any person (including any individual, corporation, limited liability company, partnership, trust, group, association, or other “person,” as such term is used in Section 13(d)(3) or 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Corporation representing more than 50 percent of the combined voting power of Corporation’s then outstanding securities;

(b) A majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by Corporation’s then incumbent Board; or

(c) The shareholders of Corporation approve (i) a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the Voting Securities (defined as all issued and outstanding securities ordinarily having the right to vote at elections of Corporation’s directors) of Corporation outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50 percent or more of the combined voting power of the Voting Securities of Corporation or of such surviving entity outstanding immediately after such merger or consolidation, (ii) a plan of complete liquidation of Corporation, or (iii) an agreement for the sale or disposition by Corporation of all or substantially all of its assets.

1.2 “Employment Agreement” means the employment agreement entered into between Employee and Corporation, as it may be amended or restated from time to time.

1.3 “Modified EBITDA” means Corporation’s Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) reduced (to the extent not already reduced), for a given fiscal year, by (a) Corporation’s capital expenditures and (b) payments to third parties to acquire data to the extent that such payments total in excess of $*, as determined by Corporation no later than June 15 of that fiscal year.

2. TERMS OF RSU AWARD

2.1 Restricted Stock Units. Effective as of the Grant Date, Corporation has granted to Employee an RSU Award covering 131,173 Restricted Stock Units, subject to the terms, definitions, and provisions of this RSU Award Agreement.

2.2 Restriction Periods.

2.2.1 Restriction Period 1. Restriction Period 1 commences on the Grant Date and ends on June 15, 2010.

2.2.2 Restriction Period 2. Restriction Period 2 commences on April 1, 2010, and ends on June 15, 2011.

2.2.3 Restriction Period 3. Restriction Period 3 commences on April 1, 2011, and ends on June 15, 2012.

2.2.4 Restriction Period 4. Restriction Period 4 commences on the Grant Date and ends on June 15, 2013.

2.3 Restrictions Prior to Applicable Settlement Date. Employee may not sell, assign, transfer, pledge, encumber, or otherwise dispose of this RSU Award or the shares of Common Stock to be received upon settlement of the Restricted Stock Units governed by this RSU Award and except as set forth in Section 2.5 Employee will not become vested in the Restricted Stock Units unless Employee continues to serve as an employee of Corporation until the applicable Settlement Date as provided in Section 3 below, at which time the foregoing restrictions will lapse and be of no further effect as to the shares of Common Stock issued on such Settlement Date.

2.4 Vesting of Restricted Stock Units. The RSU Award and the Restricted Stock Units are initially not vested and may become vested and non-forfeitable upon the satisfaction of performance goals specified in Sections 2.4.1, 2.4.2, and 2.4.3; provided that the maximum total number of Restricted Stock Units that may vest with respect to (x) performance goals labeled as “A” in Sections 2.4.1, 2.4.2, and 2.4.3 is 55,231; (y) performance goals labeled as “B” in Sections 2.4.1, 2.4.2, and 2.4.3 is 76,913; and (z) performance goals labeled as “C” in Sections 2.4.1, 2.4.2, and 2.4.3 is 131,173; and further provided that in no event will more than a total of 131,173 Restricted Stock Units become vested and nonforfeitable pursuant to this RSU Award Agreement.

2.4.1 Financial Goals. Subject to the accelerated vesting provisions of Section 2.5, the RSU Award and the Restricted Stock Units may become vested and nonforfeitable upon the satisfaction of goals relating to the Corporation’s Modified EBITDA as of the expiration of the applicable Restriction Period, as follows:

(a) A portion of the Restricted Stock Units equal to a maximum of 26,360 of the total Restricted Stock Units subject to this RSU Award are subject to Restriction Period 1 and will become vested and nonforfeitable according to the following schedule:

	0	if Modified EBITDA for fiscal year ending March 31, 2010, is less than $*

“A”:	12,553	if Modified EBITDA for fiscal year ending March 31, 2010, is between $* and $*

“B”:	16,318	if Modified EBITDA for fiscal year ending March 31, 2010, is between $* and $*

“C”:	26,360	if Modified EBITDA for fiscal year ending March 31, 2010, is equal to or greater than $*

(b) A portion of the Restricted Stock Units equal to a maximum of 37,971 of the total Restricted Stock Units subject to this RSU Award are subject to Restriction Period 2 and will become vested nonforfeitable according to the following schedule:

	0	if Modified EBITDA for fiscal year ending March 31, 2011, is less than $*

“A”:	15,988	if Modified EBITDA for fiscal year ending March 31, 2011, is between $* and $*

“B”:	21,984	If Modified EBITDA for fiscal year ending March 31, 2011, is between $* and $*

“C”:	37,971	if Modified EBITDA for fiscal year ending March 31, 2011, is equal to or greater than $*

(c) A portion of the Restricted Stock Units equal to a maximum of 66,842 of the total Restricted Stock Units subject to this RSU Award are subject to Restriction Period 3 and will become vested and nonforfeitable according to the following schedule:

	0	if Modified EBITDA for fiscal year ending March 31, 2012, is less than $*

“A”:	25,719	if Modified EBITDA for fiscal year ending March 31, 2012, is between $* and $*

“B”:	38,611	if Modified EBITDA for fiscal year ending March 31, 2012, is between $* and $*

“C”:	66,842	if Modified EBITDA for fiscal year ending March 31, 2012, is equal to or greater than $*

2.4.2 Share Price Goals. Subject to the accelerated vesting provisions of Section 2.5, the RSU Award and the Restricted Stock Units may become vested and nonforfeitable from time to time during Restriction Period 4 as follows:

(a) “A”: The first time, if any, that the Common Stock trades at or above $25.00 per share for 65 consecutive trading days, 55,231 Restricted Stock Units will become vested and nonforfeitable.

(b) “B”: For each $1.00 above $25.00 per share up to and including $30.00 per share that the Common Stock trades for a period of 65 consecutive trading days (in each case only once during Restriction Period 4), an additional 4,142 Restricted Stock Units will vest and become nonforfeitable. As an example, if during Restriction Period 1, the Common Stock trades above $28.00 per share for a period of 65 consecutive trading days, a total of 67,658 Restricted Stock Units will vest and become nonforfeitable, subject to the overall maximum limit set forth above.

(c) “C”: For each $1.00 above $30.00 per share up to and including $40.00 per share that the Common Stock trades for a period of 65 consecutive trading days (in each case only once during Restriction Period 4), an additional 5,523 Restricted Stock Units will vest and become nonforfeitable.

(d) Corporation will review the cumulative trading history of the Common Stock on the last trading day of each calendar week during Restriction Period 4 to determine to what extent, if any, the Restricted Stock Units have become vested under this Section 2.4.2.

2.4.3 Vesting in Connection With Change in Control Transaction. Subject to the accelerated vesting provisions of Section 2.5, Restricted Stock Units under this RSU Award will become vested and nonforfeitable upon the occurrence of a Change in Control Transaction as defined in Section 1.1(c) above during Restriction Period 4 based on the per share price of the Common Stock as valued for purposes of such Change in Control Transaction or, if there is no such valuation, the Fair Market Value of a share of the Common Stock on the day immediately preceding the date on which such Change in Control Transaction occurs (the “Pre-CIC Value”), as follows:

(a) “A”: If the per share price of the Common Stock as valued for purposes of such Change in Control Transaction (or the Pre-CIC Value, if applicable) is $25.00 or above, 55,231 Restricted Stock Units will become vested and nonforfeitable.

(b) “B”: For each $1.00 above $25.00 per share up to and including $30.00 per share that the Common Stock is valued for purposes of such Change in Control Transaction (or the Pre-CIC Value, if applicable), an additional 4,142 Restricted Stock Units will vest and become nonforfeitable.

(c) “C”: For each $1.00 above $30.00 per share up to and including $40.00 per share that the Common Stock is valued for purposes of such Change in Control Transaction (or the Pre-CIC Value, if applicable), an additional 5,523 Restricted Stock Units will vest and become nonforfeitable. As an example, if the Change in Control Transaction is valued at $33.00 per share of Common Stock, Restricted Stock Units previously vested at the $28.00 price level pursuant to Section 2.4.2(b) and no Restricted Stock Units have vested under Section 2.4.1 above, an additional 24,854 Restricted Stock Units will vest and become nonforfeitable under this Section 2.4.3(b), subject to the overall maximum limit of 131,173 Restricted Stock Units.

(d) Upon the occurrence of a Change in Control Transaction as defined in Section 1.1(c) above, all Restricted Stock Units which have not vested pursuant to Sections 2.4.1, 2.4.2 or this Section 2.4.3 will be forfeited.

2.5 Acceleration of Vesting in Connection with Termination. Notwithstanding Section 2.4, if Employee is terminated by Corporation without Cause or Employee terminates his employment for Good Reason (as defined in the Employment Agreement), Restricted Stock Units will become vested and nonforfeitable as follows:

(a) 36,000 Restricted Stock Units if such termination occurs on or prior to June 30, 2010, 54,000 Restricted Stock Units if such termination occurs on or after July 1, 2010, and on or prior to June 30, 2011, and 72,000 Restricted Stock Units if such termination occurs on or after July 1, 2011, and on or prior to June 30, 2012, in each case less such number of Restricted Stock Units, if any, that had previously vested.

(b) If a Change in Control Transaction is pending at the time Employee’s employment terminates, Employee will also be entitled to the accelerated vesting provided for in Section 2.4.3, subject to the overall maximum limit of 131,173 Restricted Stock Units.

(c) All remaining Restricted Stock Units which have not previously vested under Section 2.4 will be forfeited. Acceleration of vesting under this Section 2.5 is conditioned upon execution of the release described in Section 6.3 of the Employment Agreement within 45 days following termination of Executive’s employment with Corporation.

2.6 Forfeiture of Restricted Stock Units. On the earlier of the date of Employee’s termination of employment with Corporation for any reason and the expiration of Restriction Period 4 (or such later date which is a Settlement Date triggered by an event occurring prior to the expiration of Restriction Period 4), all Restricted Stock Units which have not previously vested under Section 2.4 prior to termination or vested under Section 2.5 on the date of termination will be forfeited.

3. SETTLEMENT OF RESTRICTED STOCK UNITS

3.1 Settlement Date. For Restricted Stock Units that vest pursuant to Section 2.4.1, the applicable Settlement Date is the June 15 concurrent with the end of the applicable Restriction Period.

3.2 Accelerated Settlement Date. In the event the vesting of Restricted Stock Units is accelerated pursuant to Section 2.4.2, the Settlement Date will be the 3rd business day after the end of the applicable calendar week in which vesting occurs. In the event the vesting of Restricted Stock Units is accelerated pursuant to Section 2.4.3 or Section 2.5(b), the Settlement Date will be the date that the Change in Control Transaction occurs. In the event the vesting of Restricted Stock Units is accelerated pursuant to Section 2.5(a), the Settlement Date will be the date that Employee’s employment is terminated.

3.3 Form of Settlement. If all or a portion of the Restricted Stock Units subject to this RSU Award becomes vested, then on the applicable Settlement Date, Corporation will deliver to Employee an unrestricted certificate for a number of shares of Common Stock equal to the number of Restricted Stock Units that became vested as provided in Section 2.4 or 2.5, as applicable.

3.4 Withholding Taxes.

3.4.1 General. Employee will be responsible for payment of all federal, state, and local withholding taxes and Employee’s portion of any applicable payroll taxes imposed in connection with the settlement of the RSU Award and the issuance of shares with respect to vested Restricted Stock Units (collectively, the “Applicable Taxes”). Corporation’s obligation to issue shares of Common Stock in settlement of the RSU Award is expressly conditioned on Employee’s making arrangements satisfactory to Corporation, in its sole and absolute discretion, for the payment of all Applicable Taxes.

3.4.2 Method of Payment. Employee may pay to Corporation (in cash or by check) an amount equal to the Applicable Taxes. In the event that Employee does not submit payment of the entire amount of Applicable Taxes, Employee expressly authorizes Corporation to withhold a number of unrestricted shares (thus reducing the number of unrestricted shares to be issued to Employee) having a fair market value (as of the date the RSU Award is settled) equal to the remaining balance of the Applicable Taxes.

4. OTHER PROVISIONS

4.1 RSU Award Not Transferable. Neither the RSU Award nor the Restricted Stock Units nor any interest or right in the RSU Award or the Restricted Stock Units may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Restricted Stock Units have been settled as provided in this RSU Award Agreement. Neither the RSU Award nor any interest or right in the Restricted Stock Units will be liable for the debts, obligations, contracts or engagements of Employee or his successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

4.2 Rights as Shareholder. Prior to the issuance of a certificate for shares of Common Stock in settlement of Restricted Stock Units, Employee will have no rights as a shareholder of Corporation with respect to this RSU Award or the Restricted Stock Units.

4.3 Construction. All rights and obligations under this RSU Award Agreement will be governed by and construed in accordance with the laws of the state of Oregon, without regard to principles of conflict of laws.

4.4 Adjustment to RSU Award. The RSU Award is subject to adjustment as provided in Section 13 of the Plan.

4.5 Compliance With Securities Laws. Employee acknowledges that the RSU Award is intended to conform to the extent necessary with all provisions of the Securities Act of 1933 and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the RSU Award is granted only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this RSU Award Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

4.6 No Deferral of Compensation. This RSU Award Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of all payments (through issuance of stock) under this RSU Award Agreement being “short-term deferrals” within the meaning of Treas. Reg. § 1.409A-(1)(b)(4). All provisions of this RSU Award Agreement shall be interpreted in a manner consistent with preserving such exemption.

4.7 Definition of Terms. All capitalized terms used in this Agreement without definition have the meanings assigned to such terms in the Plan.

RENTRAK CORPORATION

By	/s/ William P. Livek
William P. Livek
Chief Executive Officer

/s/ Amir Yazdani
Amir Yazdani

Address:

Employee’s Taxpayer Identification Number: ###-##-####